EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement File Nos. 333-77247, 333-77249, 333-77591 and 333-116674 on Form S-8 and File No. 333-139783 on Form S-3 of our report dated November 30, 2005 relating to the consolidated statements of earnings (loss) and comprehensive earnings (loss), shareholders’ equity, and cash flows of Lakes Entertainment, Inc. and subsidiaries for the year ended January 2, 2005, appearing in this Annual Report on Form 10-K of Lakes Entertainment, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 13, 2007